WILLIAMS LAW GROUP, P.A.
                               2503 W. GARDNER CT.
                                 TAMPA FL 33611
                               PHONE: 813.831.9348
                                FAX: 813.832.5284
                         E-MAIL: WMSLAW@TAMPABAY.RR.COM


October 4, 2006

Majestic Oil & Gas, Inc.

Via e-mail

Re:   Engagement Agreement

Dear Sirs:

This letter sets forth the terms by which this firm will be engaged in connection with matters described below. The terms and conditions of the engagement shall be as set forth in this letter.

ENGAGEMENT. I have been engaged as special SEC counsel for Majestic Oil & Gas, Inc.
(the "Company") to assist in preparing required 10-KSB and 10-QSB reports for the first year following the effective date of the SB-2 registration statement.

FEES, COSTS AND EXPENSES. My fee shall be 250,000 shares of common stock. These shares will be registered on Form S-8. I will prepare at my expense the S-8 registration statement and related legal opinion. The registration statement will only include my shares, unless otherwise mutually agreed in accordance with our firm's current policy. If at any time you terminate this agreement except for my material non-performance, all shares shall be fully vested and remain outstanding.

The Company shall be responsible for SEC filing fees, EDGAR fees, and CPA fees in connection with the S-8.

IT IS OF THE UTMOST IMPORTANCE FOR ME TO KNOW AT ALL TIMES THAT YOU ARE SATISFIED WITH THE SERVICES PROVIDED BY ME. So that there will always be full and open communication between me, and so that I may clearly understand and promptly deal with any concerns you may have about my services, you agree to let me know immediately in writing of any concerns you may have about the services I perform for you. If you wait to inform me of your concerns until a later time, it may no longer be possible for me to take any meaningful steps to address those concerns. At no time will I make any charge for time spent discussing such matters.

If there are any questions concerning this agreement, please contact the undersigned.

If it is agreed that the foregoing sets forth the conditions of our engagement, please sign the extra copy of this letter where indicated and return it.

                                                 Sincerely,

                                                /s/ MICHAEL T. WILLIAMS, ESQ
                                                --------------------------------
                                                Michael T. Williams, Esq.

The above is understood and agreed to:

Majestic Oil & Gas, Inc.

By:
   -----------------------------
   Patrick Montalban, President